Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-48076 and 333-101010) pertaining to Rockford’s Stock Option Plans and in the Registration Statement (Form S-3 No. 333-117315) of Rockford Corporation of our report dated March 26, 2007, with respect to the consolidated financial statements and schedule of Rockford Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 26, 2007